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                                                                    EXHIBIT 12.1

                            Spieker Properties, L.P.
           Computation of Ratio of Earnings to Combined Fixed Charges
                            and Preferred Dividends
       For the five years ended December 31, 2000 (dollars in thousands)



                                                                                      Year Ended
                                                       ------------------------------------------------------------------------
                                                       December 31,   December 31,   December 31,   December 31,   December 31,
                                                           2000           1999           1998           1997           1996
                                                       ------------------------------------------------------------------------
Earnings:
  Income from operations before disposition of
    property and minority interest                       $239,863       $195,516       $163,924       $110,134       $ 65,764
  Interest expense(1)                                     133,040        120,726        116,335         62,266         37,235
  Amortization of capitalized interest                      1,427          1,088            694            385            266
                                                       ------------------------------------------------------------------------
  Total earnings                                         $374,330       $317,330       $280,953       $172,785       $103,265
                                                       ========================================================================
Fixed charges:
  Interest expense(1)                                    $133,040       $120,726       $116,335       $ 62,266       $ 37,235
  Capitalized interest                                     18,094         21,034         16,482          6,338          3,116
  Series A Preferred Dividends                              3,415          2,975          2,780          2,415          2,098
  Series B Preferred Dividends                             10,041         10,041         10,041         10,041         10,041
  Series C Preferred Dividends                             11,813         11,813         11,813          2,658             --
  Series E Preferred Dividends                              8,000          8,000          4,600             --             --
  Series D Preferred Operating Partnership Units            5,766          7,904          8,542            402             --
                                                       ------------------------------------------------------------------------
  Total fixed charges and preferred dividends             190,169        182,493        170,593         84,120         52,490
                                                       ------------------------------------------------------------------------
Ratio of earnings to fixed charges
  (excluding preferred dividends)                            2.48           2.24           2.12           2.52           2.56
                                                       ========================================================================
Ratio of earnings to combined fixed
  charges and preferred dividends                            1.97           1.74           1.65           2.05           1.97
                                                       ========================================================================
Fixed charges in excess of earnings                      $     --       $     --       $     --       $     --       $     --
                                                       ========================================================================



Notes:
  (1) Includes amortization of debt discount and deferred financing fees.